Universal Corporation Reports Six-Month Results

RICHMOND, Va., Nov. 8, 2011 /PRNewswire/ --

HIGHLIGHTS

Results include a $49 million charge on loss of appeal of European Commission fine.

Six Months

Fully diluted earnings per share of $0.02 included $1.90 in net charges, largely due to charge on European Commission fine.

Segment operating results of $91 million declined on lower volumes and margins, compared to near record results last year.

Second Quarter

Segment operating earnings at $62 million, down $14 million from prior year.

Uncommitted inventory levels reduced from first quarter to 14% of total inventory.

George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE: UVV), announced that net income for the first six months of fiscal year 2012, which ended on September 30, 2011, was $7.8 million, or $0.02 per diluted share, net of the charge for the European Commission fine, which reduced diluted earnings per share by $1.90. These amounts were down compared with last year's net income of $77.2 million, or $2.65 per diluted share. The comparison of the current and prior year periods is affected significantly by several unusual items, which are described below and amount to an aggregate pretax charge of $49.3 million ($1.90 per diluted share) in fiscal year 2012, and an aggregate benefit of $4.5 million ($0.10 per share) in the same period last year. Similarly, the second fiscal quarter's net loss of $8.0 million, or $0.51 per diluted share, included charges totaling $52.1 million ($1.93 per share) compared with net income for the prior year's second quarter of $51.8 million, or $1.78 per diluted share, which included a net benefit from similar items of $5.4 million ($0.12 per share).

Segment operating income, which excludes the effect of those unusual items, was also lower in both the three- and six-month periods ended September 30, 2011, on reduced margins in most regions, consistent with the current cyclical market oversupply situation. In addition, results for the first half of fiscal year 2012 reflect the first quarter impact of last year's assignment of farmer contracts to Philip Morris International in Brazil. Segment operating income for the second fiscal quarter also declined on lower processing volumes in North America and reduced leaf volumes and margins in the Other Tobacco operations segment. Operating results in both periods also reflected $6.1 million in dividend income from unconsolidated subsidiaries. Revenues fell by 7% to $1.1 billion for the six months, and by 3% to $641 million for the three months ended September 30, 2011, in part due to reductions in leaf prices related to oversupply conditions, which produced a very competitive environment. In addition, revenues were lower because toll processing volumes replaced a portion of leaf sales to Philip Morris International as a result of the assignment of farmer contracts in Brazil last year.

The following table sets forth the charges and gains included in reported results:

	Three Months Ended September 30,		Six Months Ended September 30,
(in millions of dollars, except per share amounts)	2011	2010	2011	2010
Charges and (gains)
Charge for (reversal of) European Commission fines in Italy and Spain (1)	$ 49.1	$ (7.4)	$ 49.1	$ (7.4)
Restructuring costs, primarily in the United States, South America, and Europe (2)	3.0	2.0	9.8	3.0
Gain on fire loss insurance settlement in Europe (3)	—	—	(9.6)	—

Total effect on operating income	$ 52.1	$ (5.4)	$ 49.3	$ (4.4)

Total effect on net income	$ 48.2	$ (3.5)	$ 46.3	$ (3.0)

Total effect on diluted earnings per share	$ (1.93)	$ 0.12	$ (1.90)	$ 0.10

(1)

Fiscal year 2012  -  fines and accumulated interest from the September 9, 2011, decision by the General Court of the European Union rejecting an Italian subsidiary's application to reinstate immunity related to infringements of European Union antitrust law in the Italian raw tobacco market.

Fiscal year 2011  --  the reversal of a portion of a European Commission fine recorded by an Italian subsidiary  in 2005 related to the Spanish tobacco processing market, following a decision of the General Court of the European Union that reduced, by half, the amount of the fine.

(2)	Restructuring charges, primarily related to plant closures and workforce reductions in several areas.
(3)	The fire loss insurance settlement related to a plant fire in Europe in 2010. The operating assets have been replaced.

Mr. Freeman stated, "Despite the effects on current year earnings of the rejection of our European Commission fine appeal, we are doing well in a very difficult market. As the year is developing, the slow early season sales have been picking up. Although it is too early to indicate a correction, selling activity began to accelerate in the second quarter of the fiscal year. The increase in activity came after prices declined at both the farm and the dealer level. Today, lower margins appear to be largely due to the normal effects of a market correction in our business. Shipments are later this year in Brazil and Africa.

"I am pleased to see the increase in selling activity since the end of the first fiscal quarter, and I am proud of our team's success in managing uncommitted inventory levels. That is one of the ways that we guard our financial resources to enable us to grow when we have opportunities. It also allows us to reward our shareholders as we have with our 41st consecutive annual dividend increase, which we announced today. Most importantly, our customer relationships remain strong, and we continue to focus on keeping costs low by maximizing efficiencies in our procurement and production processes while supporting the core of our successful operation - sustainable tobacco production."

FLUE-CURED AND BURLEY LEAF TOBACCO OPERATIONS:

Six Months

Operating income for the flue-cured and burley tobacco operations, which includes results for the North America and Other Regions segments, was $88.0 million in the first half of fiscal year 2012, compared to $106.6 million for the first half of the prior year, on lower margins in most regions. Revenues of $1.0 billion declined 5.7% from last year, as processing volumes replaced some lamina sales following last year's agreement with Philip Morris International in South America and as margin pressures reduced leaf prices in most origins.

In the North America segment, operating income decreased by 32% on reduced toll processing and higher factory unit costs. Revenues for this segment increased by 5% to $126 million, chiefly due to higher sales of old crop tobaccos.

Earnings for the Other Regions segment were $77.4 million, a decline of about 15% from last year's first half earnings of $90.9 million. The decline was caused primarily by lower margins in several areas, combined with reduced sales volumes in South America and the effects of currency remeasurement and exchange losses due to the weakening of the Brazilian real against the U.S. dollar during that period. The lower South American volumes in part reflected the reduced leaf sales to Philip Morris International related to farmer contract assignments completed last year, which impacted the first quarter. African performance declined in the period on margin pressures in some origins as well as timing differences related to business mix and later shipments of current crop. These operating factors were partly offset by carryover shipments of old crop leaf. Asia's results were lower on the absence of last year's currency gains in the Philippines, as well as a decrease in trading business. In Europe, reduced volumes and higher leaf costs were offset by insurance recoveries on a fire loss. Selling, general, and administrative expenses for the segment were relatively flat, as unfavorable currency comparisons in South America and Asia were offset by currency gains and the reversal of a statutory severance accrual in Africa. In addition, results of the Other Regions segment benefited from $6.1 million in dividend income from unconsolidated subsidiaries. Revenues for Other Regions were about $894 million, reflecting a 7% decline from lower leaf volumes in South America and lower green leaf prices.

Second Quarter

In the second quarter of fiscal year 2012, operating income for flue-cured and burley operations declined by $9.1 million, to $61.5 million, compared to the same period last year. Revenues for the group at $602.9 million were down about 2%, on a combination of lower sales volumes in South America, higher volumes related to shipment timing in Asia, and the effects of local currency strengthening in Europe on U.S. dollar translated sales. Operating income for the North America segment decreased by about $7 million, as increased shipments of old crop tobacco partially replaced the lower income from reduced processing volumes. The old crop sales also increased revenues for this segment. Results for the Other Regions segment were down by about 4% from last year, to $56.4 million, on lower volumes in South America and reduced margins. Revenues for the group decreased by 4% to $535 million on slightly higher overall volumes for the Region and the lower cost of green leaf.

OTHER TOBACCO OPERATIONS:

The Other Tobacco Operations segment operating income declined by $5.2 million for the quarter and $8.8 million for the six months, compared with the same periods for the previous fiscal year. Results from the oriental tobacco joint venture were lower due to reduced volumes, partly from shipments delayed into the second half of the year, as well as lower margins, which were affected by inventory writedowns. Overhead costs for the oriental venture were lower as a result of cost savings programs. Dark tobacco results also declined for both periods. Results were depressed for this business as a result of reduced volumes, partly due to poor crops, shipment timing, and lower margins, which included unfavorable foreign currency exchange comparisons this year. Revenues for this segment decreased for the first half of fiscal year 2012 by 17%, to $100 million, mostly related to the transfer of some business from the just-in-time Special Services group to the Other Regions segment, and the timing of shipments of oriental tobaccos through the United States. Those items were partly offset by increased old crop shipments of dark tobacco in the first quarter. For the quarter, revenues in this segment also declined, primarily because of the Special Services group business transfer.

OTHER ITEMS:

In September 2011, the Company announced that the General Court of the European Union issued a decision rejecting the appeal of Deltafina, S.p.A, its Italian subsidiary. That appeal related to the European Commission's revocation of Deltafina's immunity from a fine of euro 30 million (about $41 million on September 9, 2011) assessed against Deltafina and the Company jointly for actions in connection with Deltafina's purchase and processing of tobacco in the Italian raw tobacco market between 1995 and 2002. Deltafina intends to appeal the decision of the General Court. Effective with the September 9, 2011 General Court decision, the Company recorded a charge for the full amount of the fine (euro 30 million) plus accumulated interest (euro 5.9 million). The charge totaled $49.1 million at the exchange rate in effect on the date of the General Court decision.

Cost of sales decreased by about 7% to $907 million in the first half of the fiscal year principally due to lower volumes of leaf sold, and by about 2% for the second quarter, as a result of lower green leaf prices.

Selling, general, and administrative costs were relatively flat in both the second fiscal quarter and in the first half of the year. For the quarter, currency-related items generated unfavorable variances of about $7 million, primarily related to remeasurement in South America and Asia. Those variances were offset by the reversal of non-income tax provisions due to a favorable tax ruling in South America and reduced employment costs as a result of restructuring programs in various operations.

Interest expense was relatively flat for the second quarter and first half of fiscal year 2012 compared with previous periods. Interest income in the second quarter and the six months of the current year was about $1 million lower due to the previous year's recognition of interest income on the return of funds that had been escrowed to bond the appeal of the European Commission fine in Spain.

The consolidated effective income tax rates on pretax earnings were approximately 275% and 70% for the quarter and six months ended September 30, 2011. Those rates were significantly higher than normal because the Company did not record an income tax benefit on the non-deductible fine portion of the charge recorded during the quarter for the European Commission fine and interest in Italy (approximately $40 million of the total $49.1 million charge). Without that item, the effective income tax rates would have been approximately 29% and 31% for the quarter and six months, respectively. Those rates were lower than the 35% federal statutory rate chiefly due to the effect of exchange rate changes on deferred income taxes of certain foreign subsidiaries. The effective income tax rates for the quarter and six months ended September 30, 2010, were approximately 30% and 31%, respectively. Those rates were lower than the 35% U.S. federal statutory rate principally due to the recognition of foreign tax credits.

On November 3, 2011, Universal entered a new 5-year credit agreement, which provides for a $450 million revolving credit facility, as well as a $100 million term loan. The new revolving credit facility replaces an existing $400 million revolving credit facility that would have matured in August 2012. The term loan replaces a $95 million medium-term note that matured on September 1, 2011, and was funded under the previous credit facility. The new facilities mature in November 2016.

Additional information

Amounts described as "net income" and "earnings per diluted share" that are included in the previous discussion are attributable to Universal Corporation and exclude earnings related to non-controlling interests in subsidiaries.

This information includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management's current knowledge and assumptions about future events, including anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; government regulation; product taxation; industry consolidation and evolution; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties, and other factors can be found in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2011, and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the year ended March 31, 2011.

At 5:00 p.m. (Eastern Time) on November 8, 2011, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site through February 8, 2012. A taped replay of the call will be available through November 29, 2011, by dialing (855) 859-2056. The confirmation number to access the replay is 25630202.

Headquartered in Richmond, Virginia, Universal Corporation is the leading global leaf tobacco merchant and processor and conducts business in more than 30 countries. Its revenues for the fiscal year ended March 31, 2011, were $2.6 billion. For more information on Universal Corporation, visit its web site at www.universalcorp.com.

UNIVERSAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands of dollars, except per share data)
	Three Months Ended September 30,		Six Months Ended September 30,
	2011	2010	2011	2010
	(Unaudited)		(Unaudited)
Sales and other operating revenues	$ 641,026	$ 664,188	$ 1,120,491	$ 1,203,104
Costs and expenses
Cost of goods sold	521,600	530,914	906,707	967,593
Selling, general and administrative expenses	57,660	59,094	119,238	119,277
Other income	—	—	(9,592)	—
Restructuring costs	2,962	2,020	9,821	2,969
Charge for (reversal of) European Commission fines in Italy and Spain	49,091	(7,445)	49,091	(7,445)
Operating income	9,713	79,605	45,226	120,710
Equity in pretax earnings (loss) of unconsolidated affiliates	153	2,014	(3,336)	2,392
Interest income	364	1,416	721	1,860
Interest expense	5,665	5,862	11,198	10,988
Income before income taxes and other items	4,565	77,173	31,413	113,974
Income taxes	12,562	23,390	22,088	35,773
Net income (loss)	(7,997)	53,783	9,325	78,201
Less: net (income) loss attributable to noncontrolling interests in subsidiaries	(42)	(1,952)	(1,476)	(1,050)
Net income (loss) attributable to Universal Corporation	(8,039)	51,831	7,849	77,151
Dividends on Universal Corporation convertible perpetual preferred stock	(3,713)	(3,713)	(7,425)	(7,425)
Earnings (loss) available to Universal Corporation common shareholders	$ (11,752)	$ 48,118	$ 424	$ 69,726

Earnings (loss) per share attributable to Universal Corporation common shareholders:
Basic	$ (0.51)	$ 2.00	$ 0.02	$ 2.89
Diluted	$ (0.51)	$ 1.78	$ 0.02	$ 2.65
See accompanying notes.

UNIVERSAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands of dollars)
	September 30, 2011	September 30, 2010	March 31, 2011
	(Unaudited)	(Unaudited)
ASSETS
Current
Cash and cash equivalents	$ 45,505	$ 43,816	$ 141,007
Accounts receivable, net	378,406	315,290	335,575
Advances to suppliers, net	75,477	128,923	160,616
Accounts receivable - unconsolidated affiliates	47,875	68,493	10,433
Inventories - at lower of cost or market:
Tobacco	966,914	1,076,984	742,422
Other	73,048	64,792	48,647
Prepaid income taxes	17,777	11,075	18,661
Deferred income taxes	69,905	47,342	47,009
Other current assets	70,444	74,227	73,864
Total current assets	1,745,351	1,830,942	1,578,234
Property, plant and equipment
Land	13,986	15,866	14,851
Buildings	239,325	266,298	257,380
Machinery and equipment	530,982	551,551	555,316
	784,293	833,715	827,547
Less accumulated depreciation	(479,882)	(503,859)	(510,844)
	304,411	329,856	316,703
Other assets
Goodwill and other intangibles	99,365	105,444	99,546
Investments in unconsolidated affiliates	88,217	107,588	115,478
Deferred income taxes	14,879	30,177	18,177
Other noncurrent assets	51,416	90,431	99,729
	253,877	333,640	332,930
Total assets	$ 2,303,639	$ 2,494,438	$ 2,227,867
See accompanying notes.

UNIVERSAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands of dollars)
	September 30, 2011	September 30, 2010	March 31, 2011
	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS' EQUITY
Current
Notes payable and overdrafts	$ 288,444	$ 372,727	$ 149,291
Accounts payable and accrued expenses	198,942	214,339	213,014
Accounts payable - unconsolidated affiliates	2,607	140	4,154
Customer advances and deposits	56,332	86,628	8,426
Accrued compensation	17,526	17,559	30,201
Income taxes payable	9,294	15,656	12,265
Current portion of long-term obligations	10,000	100,000	95,000
Total current liabilities	583,145	807,049	512,351
Long-term obligations	300,000	326,466	320,193
Pensions and other postretirement benefits	105,546	100,899	102,858
Other long-term liabilities	88,232	52,936	50,213
Deferred income taxes	58,576	45,459	42,847
Total liabilities	1,135,499	1,332,809	1,028,462
Shareholders' equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares
authorized, none issued or outstanding	—	—	—
Series B 6.75% Convertible Perpetual Preferred Stock, no par value,
5,000,000 shares authorized, 219,999 shares issued and outstanding
(219,999 at September 30, 2010, and March 31, 2011)	213,023	213,023	213,023
Common stock, no par value, 100,000,000 shares authorized, 23,230,486 shares issued and outstanding (23,908,085 at September 30, 2010, and
23,240,503 at March 31, 2011)	193,644	194,523	191,608
Retained earnings	800,763	798,269	825,751
Accumulated other comprehensive loss	(54,519)	(51,122)	(44,776)
Total Universal Corporation shareholders' equity	1,152,911	1,154,693	1,185,606
Noncontrolling interests in subsidiaries	15,229	6,936	13,799
Total shareholders' equity	1,168,140	1,161,629	1,199,405
Total liabilities and shareholders' equity	$ 2,303,639	$ 2,494,438	$ 2,227,867
See accompanying notes.

UNIVERSAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands of dollars)
	Six Months Ended September 30,
	2011	2010
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$ 9,325	$ 78,201
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation	21,786	21,516
Amortization	785	814
Provisions for losses on advances and guaranteed loans to suppliers	6,421	7,363
Foreign currency remeasurement loss (gain), net	1,921	(183)
Gain on fire loss insurance settlement	(9,592)	0
Restructuring costs	9,821	2,969
Charge for (reversal of) European Commission fines in Italy and Spain	49,091	(7,445)
Other, net	20,061	(7,794)
Changes in operating assets and liabilities, net	(231,659)	(410,647)
Net cash used by operating activities	(122,040)	(315,206)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(18,474)	(23,345)
Proceeds from sale of property, plant and equipment, and other	7,905	5,684
Proceeds from fire loss insurance settlement	9,933	—
Net cash used by investing activities	(636)	(17,661)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance (repayment) of short-term debt, net	144,148	190,000
Repayment of long-term obligations	(95,000)	(10,000)
Issuance of common stock	134	—
Repurchase of common stock	(4,004)	(19,540)
Dividends paid on convertible perpetual preferred stock	(7,425)	(7,425)
Dividends paid on common stock	(22,343)	(22,779)
Proceeds from termination of interest rate swap agreements	13,388	0
Net cash provided by financing activities	28,898	130,256
Effect of exchange rate changes on cash	(1,724)	474
Net decrease in cash and cash equivalents	(95,502)	(202,137)
Cash and cash equivalents at beginning of year	141,007	245,953
Cash and cash equivalents at end of period	$ 45,505	$ 43,816
See accompanying notes.

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, with its subsidiaries ("Universal" or the "Company"), is the leading global leaf tobacco merchant and processor. Because of the seasonal nature of the Company's business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. Certain amounts in prior year statements have been reclassified to conform to the current year presentation. This Form 10-Q should be read in conjunction with the financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2011.

NOTE 2. GUARANTEES AND OTHER CONTINGENT LIABILITIES

Guarantees of bank loans to growers for crop financing and construction of curing barns or other tobacco producing assets are industry practice in Brazil and support the farmers' production of tobacco there. At September 30, 2011, the Company's total exposure under guarantees issued by its operating subsidiary in Brazil for banking facilities of farmers in that country was approximately $34 million ($47 million face amount including unpaid accrued interest, less $13 million recorded for the fair value of the guarantees). About 96% of these guarantees expire within one year, and all of the remainder expire within five years. The subsidiary withholds payments due to the farmers on delivery of tobacco and forwards those payments to the third-party banks. Failure of farmers to deliver sufficient quantities of tobacco to the subsidiary to cover their obligations to the third-party banks could result in a liability for the subsidiary under the related guarantees; however, in that case, the subsidiary would have recourse against the farmers. The maximum potential amount of future payments that the Company's subsidiary could be required to make at September 30, 2011, was the face amount, $47 million including unpaid accrued interest ($108 million as of September 30, 2010, and $73 million at March 31, 2011). The fair value of the guarantees was a liability of approximately $13 million at September 30, 2011 ($21 million at September 30, 2010, and $21 million at March 31, 2011). In addition to these guarantees, the Company has other contingent liabilities totaling approximately $4 million.

Various subsidiaries of the Company are involved in other litigation and tax examinations incidental to their business activities. While the outcome of these matters cannot be predicted with certainty, management is vigorously defending the claims and does not currently expect that any of them will have a material adverse effect on the Company's financial position. However, should one or more of these matters be resolved in a manner adverse to management's current expectation, the effect on the Company's results of operations for a particular fiscal reporting period could be material.

NOTE 3. EARNINGS PER SHARE

The following table sets forth the computation of earnings per share for the periods presented in the consolidated statements of income.

	Three Months Ended September 30,		Six Months Ended September 30,
(in thousands, except per share data)	2011	2010	2011	2010
Basic Earnings (Loss) Per Share
Numerator for basic earnings (loss) per share
Net income (loss) attributable to Universal Corporation	$ (8,039)	$ 51,831	$ 7,849	$ 77,151
Less: Dividends on convertible perpetual preferred stock	(3,713)	(3,713)	(7,425)	(7,425)
Earnings (loss) available to Universal Corporation common shareholders
for calculation of basic earnings (loss) per share	(11,752)	48,118	424	69,726
Denominator for basic earnings (loss) per share
Weighted average shares outstanding	23,229	24,081	23,211	24,147
Basic earnings (loss) per share	$ (0.51)	$ 2.00	$ 0.02	$ 2.89
Diluted Earnings (Loss) Per Share
Numerator for diluted earnings (loss) per share
Earnings (loss) available to Universal Corporation common shareholders	$ (11,752)	$ 48,118	$ 424	$ 69,726
Add: Dividends on convertible perpetual preferred stock (if
conversion assumed)	—	3,713	—	7,425
Earnings (loss) available to Universal Corporation common shareholders
for calculation of diluted earnings (loss) per share	(11,752)	51,831	424	77,151
Denominator for diluted earnings (loss) per share:
Weighted average shares outstanding	23,229	24,081	23,211	24,147
Effect of dilutive securities (if conversion or exercise assumed)
Convertible perpetual preferred stock	—	4,747	—	4,745
Employee share-based awards	—	225	296	242
Denominator for diluted earnings (loss) per share	23,229	29,053	23,507	29,134
Diluted earnings (loss) per share	$ (0.51)	$ 1.78	$ 0.02	$ 2.65

For the three and six months ended September 30, 2011, conversion of the Company's outstanding Series B 6.75% Convertible Perpetual Preferred Stock was not assumed since the effect would have been antidilutive. For the three months ended September 30, 2011, exercise or distribution of employee share-based awards also was not assumed since the effect would have been antidilutive.

For the six months ended September 30, 2011 and 2010, certain employee share-based awards were not included in the computation of diluted earnings per share because their effect would have been anti-dilutive. These awards included stock appreciation rights and stock options totaling 759,801 shares at a weighted-average exercise price of $48.13 for the six months ended September 30, 2011, and 725,401 shares at a weighted-average exercise price of $51.15 for the six months ended September 30, 2010.

NOTE 4. SEGMENT INFORMATION

The principal approach used by management to evaluate the Company's performance is by geographic region, although some components of the business are evaluated on the basis of their worldwide operations. The Company evaluates the performance of its segments based on operating income after allocated overhead expenses (excluding significant non-recurring charges or credits), plus equity in pretax earnings of unconsolidated affiliates.

Operating results for the Company's reportable segments for each period presented in the consolidated statements of income were as follows:

	Three Months Ended September 30,		Six Months Ended September 30,
(in thousands of dollars)	2011	2010	2011	2010
SALES AND OTHER OPERATING REVENUES
Flue-cured and burley leaf tobacco operations:
North America	$ 67,729	$ 56,751	$ 126,358	$ 119,918
Other regions (1)	535,149	559,939	893,799	961,758
Subtotal	602,878	616,690	1,020,157	1,081,676
Other tobacco operations (2)	38,148	47,498	100,334	121,428
Consolidated sales and other operating revenues	$ 641,026	$ 664,188	$ 1,120,491	$ 1,203,104
OPERATING INCOME
Flue-cured and burley leaf tobacco operations:
North America	$ 5,053	$ 11,998	$ 10,630	$ 15,690
Other regions (1)	56,441	58,583	77,350	90,910
Subtotal	61,494	70,581	87,980	106,600
Other tobacco operations (2)	425	5,613	3,230	12,026
Segment operating income	61,919	76,194	91,210	118,626

Deduct: Equity in pretax (earnings) loss of unconsolidated affiliates (3)	(153)	(2,014)	3,336	(2,392)
Restructuring costs (4)	(2,962)	(2,020)	(9,821)	(2,969)
Charge for (reversal of) European Commission fines in Italy and Spain (4)	(49,091)	7,445	(49,091)	7,445
Add: Other income (4)	—	—	9,592	—
Consolidated operating income	$ 9,713	$ 79,605	$ 45,226	$ 120,710

(1) Includes South America, Africa, Europe, and Asia regions, as well as inter-region eliminations.

(2)  Includes Dark Air-Cured, Special Services, and Oriental, as well as inter-company eliminations.  Sales and other operating revenues for this reportable segment include limited amounts for Oriental because its financial results consist principally of equity in the pretax earnings of an unconsolidated affiliate.

(3) Item is included in segment operating income, but not included in consolidated operating income.
(4) Item is not included in segment operating income, but is included in consolidated operating income.

CONTACT: Karen M. L. Whelan, +1-804-359-9311, Fax: +1-804-254-3584, investor@universalleaf.com